Exhibit 99.77(q)(1)

ITEM 77Q1—Exhibits

(a)(1)	Amendment #107 effective July 17, 2017 to the Amended and Restated Agreement and Declaration of Trust dated February 26, 2002, to abolish VY® FMR® Diversified Mid Cap Portfolio – Filed herein.

(e)(1)	Letter Agreement dated June 1, 2017 between Voya Investments, LLC and J.P. Morgan Investment Management Inc. to waive a portion of the sub-advisory fee payable to J.P. Morgan Investment Management Inc. – Filed herein.